UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2023

Expro Group Holdings N.V.
(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36053	98-1107145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1311 Broadfield Blvd., Suite 400 Houston, TX	77084
(Address of Principal Executive Offices)	(Zip code)

(713) 463-9776
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, €0.06 nominal value	XPRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On  October 1, 2021, Expro Group Holdings N.V. (the “Company”) and certain of its subsidiaries, including Exploration and Production Services (Holdings) Limited and Expro Holdings US Inc., as borrowers, entered into a senior secured revolving credit facility by and among, inter alios,  DNB Bank ASA, London Branch, as agent, and other financial institutions as lenders (as amended and/or restated from time to time, the “Facility Agreement”).  On October 6, 2023, the Company and certain of its subsidiaries, including Exploration and Production Services (Holdings) Limited and Expro Holdings US Inc., as borrowers, amended and restated the Facility Agreement (the “Amended and Restated Facility Agreement”) pursuant to an amendment and restatement agreement by and among, inter alios, DNB Bank ASA, London Branch, as agent, and other financial institutions as lenders, in order to, among other things, (i) extend the maturity of the Facility Agreement for a further 36 months, (ii) increase the Total Commitments under the Facility Agreement to $250,000,000, (iii) amend the pricing of the facility and (iv) make a number of updates to the terms and conditions of the facility, reflective of the Company’s increased scale and improved financial profile.

The Company also has the ability to increase the commitments to $350,000,000 subject to the terms of the Amended and Restated Facility Agreement. Borrowings under the Amended and Restated Facility Agreement bear interest at a rate per annum of Term SOFR (as defined in the Amended and Restated Facility Agreement), subject to a 0.00% floor, plus an applicable margin of 3.75% (which is subject to a margin ratchet which reduces the margin in 4 step downs according to the Total Net Leverage Ratio (as defined in the Amended and Restated Facility Agreement)) for cash borrowings or 2.50% for letters of credit (which are similarly subject to a margin ratchet which reduces the margin in 4 step downs according to the Total Net Leverage Ratio). A 0.40% per annum fronting fee applies to letters of credit, and an additional 0.25% or 0.50% per annum utilization fee is payable on cash borrowings to the extent one-third or two-thirds, respectively, or more of Facility A commitments are drawn. The unused portion of the Amended and Restated Facility Agreement is subject to a commitment fee of 35% per annum of the applicable margin.

The Amended and Restated Facility Agreement retains various undertakings and affirmative and negative covenants (with certain agreed amendments) which limit, subject to certain customary exceptions and thresholds, the Company and its subsidiaries’ ability to, among other things, (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments, acquisitions, or loans and create or incur liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The Amended and Restated Facility Agreement amends certain of the financial covenants such that the Company is required to maintain (i) a minimum interest cover ratio of 4.0 to 1.0 based on the ratio of EBITDA to net finance charges and (ii) a maximum total net leverage ratio of 2.50 to 1.0 based on the ratio of total net debt to EBITDA, in each case tested quarterly on a last-twelve-months basis, subject to certain exceptions.

The Amended and Restated Facility Agreement (portions of which have been redacted) is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Facility Agreement dated as of October 6, 2023, by and among, inter alios, Expro Group Holdings N.V., as parent, Exploration and Production Services (Holdings) Limited and Expro Holdings US Inc., as borrowers, the guarantors party thereto, the lenders party thereto and DNB Bank ASA, London Branch, as agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2023	Expro Group Holdings N.V.

	By:	/s/ John McAlister
John McAlister
General Counsel and Secretary